Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Pharmion Corporation for the registration of 1,939,600 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2004 (except Note 9, as to which the date is March 1, 2004), with respect to the consolidated financial statements and schedule of Pharmion Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

January 31, 2005